EXHIBIT 99.1

COMPANY NEWS RELEASE DATED OCTOBER 31, 2005

NEWS RELEASE for October 31, 2005 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON SECURES $10 MILLION LINE OF CREDIT

DEARBORN, MI (October 31, 2005) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced that it has secured a new $10 million revolving line of credit from Comerica Bank. The new three-year line of credit, which is secured by the Company’s assets, replaces the Company’s previous $3 million credit facility with Comerica Bank. The previous credit facility was set to expire on November 1, 2005.

Chief Financial Officer Barry Steele said, “We are pleased that a financial institution with the stature of Comerica continues to express confidence in Amerigon. We do not expect to use this line of credit to fund any of our day-to-day operations, but it does provide us additional access to capital if needed to take advantage of future, strategic business opportunities.”

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is engaged in developing thermoelectric devices (TED) with more efficiency than currently available devices and has development contracts with several customers to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, necessary additional financing may be unavailable, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2005 and its Form 10-K for the year ended December 31, 2004.

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